UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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THE BON-TON STORES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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                                                                                                                        Proxy Statement and Notice of
                                                                                                                        2005 Annual Meeting

THE BON • TON STORES, INC.
2801 East Market Street
York, PA 17402
www.bonton.com
May 13, 2005
Dear Shareholder:
          You are cordially invited to attend our Annual Meeting of Shareholders to be held at Bon-Ton’s corporate offices at 2801 East Market Street, York, Pennsylvania on Tuesday, June 14, 2005, beginning at 9:00 a.m. Enclosed is the official notice of meeting, the proxy statement, the proxy card and our 2004 Annual Report.
          Your vote is important to us. Even if you plan to attend the meeting, please sign, date and return your proxy in the enclosed postage-paid envelope or vote by telephone or over the Internet.

Sincerely,

Tim Grumbacher
Chairman of the Board

THE BON-TON STORES, INC.
2801 East Market Street
York, PA 17402
www.bonton.com
NOTICE OF ANNUAL MEETING
          The Annual Meeting of Shareholders of The Bon-Ton Stores, Inc. will be held on Tuesday, June 14, 2005, at 9:00 a.m., at Bon-Ton’s corporate offices at 2801 East Market Street, York, Pennsylvania.
          The purposes of the meeting are:

1.	To elect a nine-member Board of Directors for a one-year term.

2.	To ratify the appointment of KPMG LLP as independent auditor for 2005.

3.	To consider any other matters as may properly come before the meeting.
          Shareholders who owned shares of our stock at the close of business on April 25, 2005 may attend and vote at the meeting. You may vote by telephone or over the Internet or by mailing the proxy card in the enclosed postage-paid envelope. Any shareholder attending the meeting may vote in person, even though he or she has already returned a proxy card or voted by telephone or over the Internet.

Robert E. Stern
Vice President,
General Counsel and Secretary
York, Pennsylvania
May 13, 2005
Please vote by telephone or over the Internet as instructed on the enclosed proxy card or complete, sign and date the proxy card as promptly as possible and return it in the enclosed envelope. If you vote by telephone or over the Internet, do not return your proxy card.

CONTENTS

Proxy Statement	1
Voting Procedures and Security Ownership	1
Outstanding Shares and Voting Rights	1
Principal Shareholders	3
Security Ownership of Directors and Executive Officers	5
Election of Directors	6
Board and Board Committee Information	7
Compensation of Directors	9
Ratification of the Appointment of the Independent Auditor	10
Executive Compensation	12
Summary Compensation Table	12
Stock Option Grants	13
Stock Option Exercises and Holdings	13
Employment Agreements	14
Supplemental Retirement Benefits	16
Executive Severance	16
Equity Compensation Plan Information	16
Stock Performance Graph	18
Report on Executive Compensation	18
Report of the Audit Committee	22
Section 16(a) Beneficial Ownership Reporting Compliance	23
Related Party Transactions	23
Shareholder Proposals	23

THE BON-TON STORES, INC.

PROXY STATEMENT
          We are providing this proxy statement to solicit your proxy for use at the annual meeting of shareholders which will be held at 9:00 a.m. on Tuesday, June 14, 2005. The proxy materials, which consist of the Annual Report, the Notice of Annual Meeting, this proxy statement and the proxy card, are first being sent to our shareholders on or about May 13, 2005.
          We do not anticipate that any matters will be raised at the meeting other than those described in the notice. If any other matters come before the meeting, your proxies will be authorized to act in accordance with their best judgment.
          When your proxy card is returned properly signed, or you have effectively submitted your proxy over the Internet or by telephone, your shares will be voted in accordance with your instructions. If your proxy card is signed and returned without specifying choices, your shares will be voted “for” the Board nominees and “for” ratification of the appointment of KPMG LLP as independent auditor.
          You may revoke your proxy before its exercise by notifying the Secretary of the Company in writing, by delivering a properly executed, later-dated proxy card, by submitting your proxy again over the Internet or by telephone, or by voting in person at the meeting.
          Your proxy is being solicited by the Board of Directors. We will bear the cost of this solicitation, including the charges of brokerage houses, nominees and fiduciaries in forwarding these materials to beneficial owners. This solicitation may be made in person, by telephone or by other means of communication by our directors, officers or employees.
          References in this proxy statement to a year refer to our fiscal year, which is the 52 or 53 week period ending on the Saturday nearer January 31 of the following calendar year (for example, a reference to 2004 is a reference to the fiscal year ended January 29, 2005).
VOTING PROCEDURES AND SECURITY OWNERSHIP
Outstanding Shares and Voting Rights
          Shareholders of record at the close of business on April 25, 2005 are entitled to vote at the meeting. At that time, there were 13,685,682 shares of common stock and 2,951,490 shares of Class A common stock outstanding. The common stock and the Class A common stock vote together on all matters. Holders of common stock are entitled to one vote per share and holders of Class A common stock are entitled to ten votes per share. There are no other classes of voting securities outstanding. In the election of directors, shareholders do not have cumulative voting rights.
          The presence at the meeting, in person or by proxy, of persons entitled to cast a majority of the shareholder votes will constitute a quorum.
          The nine nominees receiving a plurality of the votes cast (that is, the nine nominees receiving the greatest number of votes) will be elected. A proxy marked “withhold” with respect to the election of a director will not be voted as to the director indicated, but will be counted for purposes of determining whether there is a quorum.
          Approval of any other matter requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes are counted to determine whether a quorum is present at the meeting but are not counted as a vote in favor or against a particular matter. A broker “non-vote” occurs when a nominee for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power as to that item and has not received voting instructions from the beneficial owner.

          If you own common stock in your own name, you are an “owner of record.” This means you may direct the persons named as proxies how to vote your shares. If you fail to vote, the proxies cannot vote your shares at the meeting.
          You have four voting options:

•	Internet: You can vote over the Internet at the web address shown on your proxy card. Internet voting is available 24 hours a day. If you have access to the Internet, we encourage you to vote this way. If you vote over the Internet, do not return your proxy card.

•	Telephone: You can vote by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote over the telephone, do not return your proxy card.

•	Proxy Card: You can vote by signing, dating and mailing your proxy card in the postage-paid envelope provided.

•	Vote in Person: You can attend the Annual Meeting and vote at the meeting.
          If a broker, bank or other nominee holds your common stock for your benefit but not in your name, your shares are in “street name.” In that case, your bank, broker or other nominee will send you a voting instruction form to use in voting your shares. The availability of Internet and telephone voting depends on their voting processes. Please follow the voting instruction form they send you.
          If you are a participant in The Bon-Ton Stores, Inc. Retirement Contribution Plan (the “401(k) Plan”), your proxy will incorporate all shares you own through the 401(k) Plan, assuming all your shares are registered in the same name. Your proxy will serve as a voting instruction for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan and you do not vote, the plan trustee will vote your shares in the same proportion as shares for which instructions were received from other shareholders under the 401(k) Plan.
          The Nasdaq Stock Market regulations provide that if more than 50% of the voting power in a company is held by an individual, group or another company, the company is a “controlled” company. Using this definition, Bon-Ton is a “controlled” company because Tim Grumbacher, Chairman of the Board, is the beneficial owner of shares of common stock and Class A common stock entitled to vote more than 50% of the votes entitled to be cast at the meeting. Mr. Grumbacher has indicated that he will vote “for” each of the nominees for director and “for” ratification of the appointment of KPMG LLP. Consequently, the election of each nominee for director and ratification of the appointment of KPMG LLP are assured.

Principal Shareholders
          This table shows owners of 5% or more of the Class A common stock or common stock as of April 8, 2005. Each person listed has sole voting power and sole investment power as to the shares indicated unless otherwise noted.

	Class A Common Stock			Common Stock(1)

	Number of			Number of
Name and Address	Shares		Percent	Shares		Percent

Tim Grumbacher 2801 E. Market Street York, PA 17402	2,406,253		81.53%	5,883,475	(2)	36.50%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue Santa Monica, CA 90401	—		—	1,041,853	(3)	7.62%
Henry F. Miller 1650 Arch Street – 22nd Floor Philadelphia, PA 19103	545,237	(4)	18.47%	799,414	(5)	5.62%
Thomas W. Wolf 2801 E. Market Street York, PA 17402	545,237	(4)	18.47%	871,374	(6)	6.13%
David R. Glyn 1650 Arch Street – 22nd Floor Philadelphia, PA 19103	545,237	(4)	18.47%	645,601	(7)	4.54%
M. Thomas Grumbacher Trust dated March 9, 1989 for benefit of Matthew Reed Grumbacher 1650 Arch Street – 22nd Floor Philadelphia, PA 19103	181,746	(8)	6.16%	202,898	(8)	1.47%
M. Thomas Grumbacher Trust dated March 9, 1989 for benefit of Beth Anne Grumbacher Elser 1650 Arch Street – 22nd Floor Philadelphia, PA 19103	181,746	(8)	6.16%	202,898	(8)	1.47%
M. Thomas Grumbacher Trust dated March 9, 1989 for benefit of Max Aaron Grumbacher 1650 Arch Street – 22nd Floor Philadelphia, PA 19103	181,746	(8)	6.16%	202,898	(8)	1.47%

(1)	Each share of Class A common stock is convertible into one share of common stock at the holder’s option. Accordingly, the number of shares of common stock for each person includes the number of shares of common stock issuable upon conversion of all shares of Class A common stock beneficially owned by such person. Also, the total number of shares of common stock outstanding for purposes of calculating percentage ownership of a person includes the number of shares of Class A common stock beneficially owned by such person.

(2)	Includes (a) 165,773 shares of common stock held by The Grumbacher Family Foundation, a charitable foundation of which Mr. Grumbacher, Nancy T. Grumbacher (Mr. Grumbacher’s wife), Henry F. Miller and Thomas W. Wolf are the directors, and (b) 11,960 shares of common stock held by trusts for the benefit of Mr. Grumbacher’s grandchildren of which Ms. Grumbacher, Beth Elser, Mr. Wolf and David R. Glyn are the trustees. Mr. Grumbacher disclaims beneficial ownership of all shares referred to above. Also includes options exercisable within 60 days of April 8, 2005 to purchase 44,550 shares of common stock and 365,205 shares which are subject to forfeiture as provided in the Company’s Amended and Restated 2000 Stock Incentive Plan.

(3)	Based solely on a Schedule 13G dated February 9, 2005 filed with the Securities and Exchange Commission by Dimensional Fund Advisors, Inc.

(4)	Consists of Class A common stock held by trusts for the benefit of Tim Grumbacher’s children of which Thomas W. Wolf, Henry F. Miller and David R. Glyn are the trustees. Messrs. Wolf, Miller and Glyn each disclaim beneficial ownership of all shares referred to in this note.

(5)	Consists of (a) 165,773 shares of common stock held by The Grumbacher Family Foundation, a charitable foundation of which Tim Grumbacher, Nancy T. Grumbacher, Thomas W. Wolf and Mr. Miller are the directors, (b) 545,237 shares of Class A common stock and 63,454 shares of common stock held by trusts for the benefit of Mr. Grumbacher’s children of which Mr. Miller, Mr. Wolf and David R. Glyn are the trustees, and (c) 24,950 shares of common stock held by other trusts for the benefit of Mr. Grumbacher’s children of which Messrs. Wolf, Miller and Glyn are the trustees. Mr. Miller disclaims beneficial ownership of all shares referred to in this note.

(6)	Includes (a) 545,237 shares of Class A common stock and 63,454 shares of common stock held by trusts for the benefit of Tim Grumbacher’s children of which Mr. Wolf, Henry F. Miller and David R. Glyn are the trustees, (b) 165,773 shares of common stock held by The Grumbacher Family Foundation, a charitable foundation of which Tim Grumbacher, Nancy T. Grumbacher, and Messrs. Wolf and Miller are the directors, (c) 24,950 shares of common stock held by other trusts for the benefit of Mr. Grumbacher’s children of which Messrs. Wolf, Miller and Glyn are the trustees, and (d) 11,960 shares of common stock held by trusts for the benefit of Mr. Grumbacher’s grandchildren of which Nancy T. Grumbacher, Beth Elser and Messrs. Wolf and Glyn are the trustees. Mr. Wolf disclaims beneficial ownership of all shares referred to above. Also includes options exercisable within 60 days of April 8, 2005 to purchase 5,000 shares of common stock.

(7)	Consists of (a) 545,237 shares of Class A common stock and 63,454 shares of common stock held by trusts for the benefit of Tim Grumbacher’s children of which Mr. Glyn, Thomas W. Wolf and Henry F. Miller are the trustees, (b) 24,950 shares of common stock held by other trusts for the benefit of Mr. Grumbacher’s children of which Messrs. Wolf, Miller and Glyn are the trustees, and (c) 11,960 shares of common stock held by trusts for the benefit of Mr. Grumbacher’s grandchildren of which Nancy T. Grumbacher, Beth Elser and Messrs. Wolf and Glyn are the trustees. Mr. Glyn disclaims beneficial ownership of all shares referred to in this note.

(8)	In notes (4), (5), (6) and (7) above, we discussed trusts for the benefit of Tim Grumbacher’s children, of which Thomas W. Wolf, Henry F. Miller and David R. Glyn serve as trustees. This is one of such trusts.
          The holders of the Class A common stock have entered into an agreement granting Tim Grumbacher (or his personal representative) the right of first refusal to acquire any shares of Class A common stock proposed to be transferred.

Security Ownership of Directors and Executive Officers
          This table shows, as of April 8, 2005, the holdings of our Chief Executive Officer, our Chairman of the Board who served as Chief Executive Officer for part of 2004, the four other most highly compensated executive officers during 2004 (collectively, the “named executives”), each director, and all directors and executive officers as a group. Each person listed has sole voting power and sole investment power with respect to the shares indicated unless otherwise noted.

	Class A Common Stock			Common Stock(1)

	Shares			Shares
	Beneficially			Beneficially
Name	Owned		Percent	Owned		Percent

Tim Grumbacher	2,406,253		81.53%	5,883,475	(2)	36.50%
James H. Baireuther	—		—	181,000	(3)	1.32%
Robert B. Bank	—		—	—		*
Byron L. Bergren	—		—	35,000	(4)	*
Philip M. Browne	—		—	2,500		*
Shirley A. Dawe	—		—	—		*
Lynn C. Derry	—		—	9,989	(3)	*
Marsha M. Everton	—		—	860		*
John S. Farrell	—		—	22,717	(3)	*
Michael L. Gleim	—		—	373,242	(5)	2.73%
Robert E. Salerno	—		—	2,100		*
Thomas W. Wolf	545,237	(6)	18.47%	871,374	(7)	6.13%
James M. Zamberlan	—		—	7,000	(4)	*
All directors and executive officers as a group (23 persons)	2,951,490		100.00%	7,353,265	(8)	43.66%

*	less than 1%

(1)	See note (1) to Principal Shareholders table.

(2)	See note (2) to Principal Shareholders table.

(3)	Includes options exercisable within 60 days of April 8, 2005 to purchase the number of shares indicated as to each of the following: Mr. Baireuther — 10,000 shares; Ms. Derry — 5,000 shares; Mr. Farrell — 3,000 shares.

(4)	These shares were issued pursuant to the Company’s Amended and Restated 2000 Stock Incentive Plan and are subject to forfeiture as provided in said Plan.

(5)	Includes 73,000 shares owned by Mr. Gleim’s spouse and 5,700 shares which Mr. Gleim holds as custodian for his grandchildren. Mr. Gleim disclaims beneficial ownership of all of the foregoing shares. Also includes options exercisable within 60 days of April 8, 2005 to purchase 116,373 shares.

(6)	See note (4) to Principal Shareholders table.

(7)	See note (6) to Principal Shareholders table.

(8)	See notes (2), (3), (4), (5) and (7) above. Includes 675 shares held in an IRA plan by the spouse of an executive officer as to which the executive officer disclaims beneficial ownership. Also includes options exercisable within 60 days of April 8, 2005 to purchase 223,905 shares.

PROPOSAL ONE
ELECTION OF DIRECTORS
          The Board proposes the following nominees for election as directors to hold office until the 2006 Annual Meeting of Shareholders and until their respective successors have been elected. Each is currently a director and has agreed to serve if elected. Should a nominee become unable or decline to serve before the Annual Meeting, the proxies may vote for a substitute recommended by the Governance and Nominating Committee of the Board, unless the Board reduces the number of directors.
ROBERT B. BANK — Director since 2002.     Age 58
President of Robert B. Bank Advisory Services, a private capital investment and consulting firm, since 1990.
BYRON L. BERGREN — Director since 2004.     Age 58
President and Chief Executive Officer of Bon-Ton since August 2004. Mr. Bergren joined the Company in November 2003 as Vice Chairman, and has served as President and Chief Executive Officer of The Elder-Beerman Stores Corp. since February 2002. He served as Chairman of the Southern Division of Belk, Inc. from 1999 to February 2002, as Partner of the Florida Division of Belk, Inc. from 1992 to 1999, and in senior executive positions at Belk, Inc. from 1985 to 1992.
PHILIP M. BROWNE — Director since 2002.     Age 45
Senior Vice President and Chief Financial Officer of Advanta Corp., one of the nation’s largest providers of business credit cards to small businesses, since June 1998. Prior to that, Mr. Browne was a partner at Arthur Andersen LLP, where he was employed for more than 15 years.
SHIRLEY A. DAWE — Director since 2002.     Age 58
Corporate Director and, since 1986, President of Shirley Dawe Associates, Inc., a Toronto-based consumer goods marketing and merchandising consulting group. Prior to 1986, she held progressively senior merchandising positions with the Hudson’s Bay Company, a Canadian national department store chain, for over 15 years. Ms. Dawe is a director of OshKosh B’Gosh, Inc., a children’s apparel manufacturer; the National Bank of Canada; and Henry Birks & Sons, Inc., a Canadian fine jewelry retailer.
MARSHA M. EVERTON — Director since 2003.     Age 53
President and Chief Executive Officer of The Pfaltzgraff Co., a casual dinnerware manufacturer, since January 2002. Ms. Everton was Vice President of The Pfaltzgraff Co. for more than ten years prior to 2002, and was responsible during this period for various departments including stores and direct marketing, corporate development and market planning and administration.
MICHAEL L. GLEIM — Director since 1991.     Age 62
Vice Chairman and Chief Operating Officer of Bon-Ton from December 1995 to February 2002. From 1991 to December 1995 he was Senior Executive Vice President and from 1989 to 1991 he was Executive Vice President of Bon-Ton.
TIM GRUMBACHER — Director since 1967.     Age 65
Chairman of the Board of Bon-Ton since August 1991, and Chief Executive Officer of Bon-Ton from June 2000 to August 2004. From 1977 to 1989 he was President and from 1985 to 1995 he was Chief Executive Officer of Bon-Ton.
ROBERT E. SALERNO — Director since 2002.     Age 57
Chief Operating Officer of Nancy Koltes Associates, a wholesaler of luxury domestics and linens, since June 2004. Chief Operating Officer of Kieselstein-Cord International, a luxury accessories wholesaler and retailer, from December 2002 to June 2004. Vice President and Chief Operating Officer of Circline.Com, an internet based broker of fine arts and antiques, from November 2001 to December 2002. From October 1999 to August 2001, Mr. Salerno was Chief Executive Officer of Bluefish Clothing, an apparel marketer. In November 1999, Bluefish Clothing filed for relief under chapter 11 of the U.S. Bankruptcy Code and the company was liquidated in November 2001. From June 1996 to February 1999, he was Senior Vice President of Bergdorf Goodman, responsible for all operational, financial and administrative functions.
THOMAS W. WOLF — Director since 1998.     Age 56
President of the Wolf Organization, Inc., a building materials manufacturer and distributor, since 1985. He is also a director of Irex Corporation, a national building contractor.
THE BOARD OF DIRECTORS RECOMMENDS
VOTING “FOR” THE ELECTION OF THE
NOMINEES LISTED ABOVE
Board and Board Committee Information
          The Board of Directors has determined that each of Messrs. Bank, Browne and Salerno, Ms. Dawe and Ms. Everton is an “independent” director as that term is defined in the listing standards of the Nasdaq Stock Market.
          During 2004, the Board held nine meetings and took action by unanimous consent without a meeting one time.
          The Board has an Executive Committee, an Audit Committee, a Human Resources and Compensation Committee, and a Governance and Nominating Committee. The primary functions of each committee, its members, the number of times the committee met during 2004, and certain other information regarding each committee, are described below.
Audit Committee
          The members of the Audit Committee are Philip M. Browne, Chair, Robert B. Bank and Robert E. Salerno. The Board has determined that Mr. Browne is an “audit committee financial expert” as defined by SEC rules and the listing standards of the Nasdaq Stock Market. The Audit Committee is composed entirely of “independent” directors under applicable SEC rules and Nasdaq Stock Market listing standards and operates under a Charter which was adopted by the Board of Directors. This Charter is posted in the Investor Relations section of the Company’s website at www.bonton.com.
          The Audit Committee appoints and establishes the compensation for the Company’s independent auditor, approves in advance all engagements with the independent auditor to perform non-audit services, reviews and approves the procedures used to prepare the Company’s periodic reports, reviews and approves the Company’s critical accounting policies, discusses the plans and reviews results of the audit engagement with the independent auditor, reviews the independence of the independent auditor, and oversees the Company’s accounting processes including the adequacy of its internal accounting controls. To assist it in carrying out its responsibilities, the Audit Committee is authorized to retain the services of independent advisors.
          The Audit Committee met eight times during 2004.
Human Resources and Compensation Committee
          The members of the Human Resources and Compensation Committee are Shirley A. Dawe, Chair, Robert B. Bank and Philip M. Browne. The Committee is composed entirely of “independent” directors, as defined by the listing standards of the Nasdaq Stock Market, and operates under a Charter which was adopted by the Board of Directors. This Charter is posted in the Investor Relations section of the Company’s website at www.bonton.com.
          The Human Resources and Compensation Committee advises and assists management in developing the Company’s overall compensation strategy to assure that it promotes shareholder interests, supports the Company’s strategic objectives, and provides for appropriate rewards and incentives for the Company’s management and employees. As part of that responsibility, the Committee reviews and approves the structure of the Company’s bonus plans and administers the Company’s stock option plans. To assist it in carrying out its responsibilities, the Committee is authorized to retain the services of independent advisors.
          At the end of each year, the Human Resources and Compensation Committee evaluates the performance of the Chairman of the Board, the President and Chief Executive Officer, and the other principal executive officers of the Company, and establishes their compensation for the next year. The Committee also reviews with the Chief Executive Officer the performance of the other executive officers and approves their compensation for the next year. Finally, the Committee establishes the corporate goals under the cash bonus plan and, on occasion, determines whether the requirements for receipt of a bonus should be waived.
          The Human Resources and Compensation Committee met thirteen times during 2004.
Governance and Nominating Committee
          The members of the Governance and Nominating Committee are Michael L. Gleim, Chair, Marsha M. Everton and Thomas W. Wolf. Messrs. Gleim and Wolf are not “independent” directors as set forth under the Nasdaq Stock Market listing standards. As discussed above, the Company is a “controlled company” under Nasdaq Stock Market listing standards. As a controlled company, the Company may elect and has elected not to have a nominating committee comprised solely of independent directors. Both Mr. Gleim and Mr. Wolf provide the Board with valuable insight with respect to both the governance of the Company and the nominations process, and, therefore, the Board believes they should continue as members of the Governance and Nominating Committee.
          The Committee reviews, develops and makes recommendations to the Board of Directors regarding various aspects of the Company’s governance processes and procedures. It also recommends candidates for election to fill vacancies on the Board, including renominations of members whose terms are due to expire. The Committee is also responsible for making recommendations to the Board regarding the compensation of its non-employee members. The Committee operates under a Charter which was adopted by the Board of Directors. This Charter is posted in the Investor Relations section of the Company’s website at www.bonton.com.
          The Committee will consider shareholder recommendations for candidates for the Board from any shareholder who has been a continuous record owner of at least 3% of the common stock of the Company for at least one year prior to submission of the recommendation and who provides a written statement that the shareholder intends to continue share ownership through the date of the meeting at which directors are to be elected. Any such shareholder recommendation should be sent to the Governance and Nominating Committee, c/o Office of General Counsel, The Bon-Ton Stores, Inc., P. O. Box 2821, York, PA 17405. Any candidate recommended by a shareholder shall, at a minimum, possess a background that includes a solid education, sufficient business, professional or academic experience and the requisite reputation, character, integrity, skills, judgment and temperament and such other relevant characteristics, which, in the Committee’s view, have prepared him or her for dealing with the multi-faceted financial, business and other issues that confront a Board of Directors of a corporation with the size, complexity, reputation and success of the Company.

          The Committee also considers potential candidates recommended by current directors, Company officers, employees and others. The Committee screens all potential candidates in the same manner regardless of the source of the recommendation.
          In nominating candidates to fill vacancies created by the expiration of the term of a member of the Board, the Committee determines whether the incumbent director is willing to stand for re-election. If so, the Committee evaluates his or her performance in office to determine suitability for continued service, taking into consideration the value of continuity and familiarity with the Company’s business. When appropriate, the Committee may retain executive recruitment firms to assist in identifying suitable candidates.
          The Governance and Nominating Committee met five times during 2004.
Executive Committee
          The members of the Executive Committee are Tim Grumbacher, Chair, Michael L. Gleim and Thomas W. Wolf.
          The Executive Committee has the authority to act in place of the Board of Directors on specified matters.
          The Executive Committee has the following responsibilities: to propose the Board agenda for each year and to refine the agenda prior to each Board meeting; to keep the members of the Board informed of pertinent issues that arise between quarterly Board meetings; and to act as a sounding board for the Company’s CEO as appropriate. The Executive Committee Charter, under which the Executive Committee operates, was adopted by the Board and is posted in the Investor Relations section of the Company’s website at www.bonton.com.
          The Executive Committee met thirteen times during 2004.
Attendance at Meetings
          No director attended fewer than 75% of the total number of meetings of the Board and committees on which he or she served while in office.
          The Company has adopted a policy which encourages Board members to attend the annual shareholders meeting. Six members of the Board attended the 2004 Annual Meeting of Shareholders.
Communication with the Board of Directors
          Any shareholder who wishes to communicate with the Board of Directors, or any individual director, may do so by directing correspondence which prominently displays the fact that it is a shareholder-board communication, to such director or directors, c/o Office of General Counsel, The Bon-Ton Stores, Inc., P. O. Box 2821, York, PA 17405. Until and unless a procedure is adopted by a majority of the independent members of the Board whereby it may be deemed unnecessary or inappropriate to relay shareholder communications to the appropriate parties, all shareholder communications will be relayed to the intended director or directors.
Compensation of Directors
          Messrs. Grumbacher and Bergren are employees of the Company and are not paid any separate compensation for serving as directors. They are the only employees who serve as directors.

          Each non-employee director receives both cash compensation and stock compensation, which includes:

•	a $90,000 annual fee, $40,000 of which is paid in cash and $50,000 of which is paid in restricted stock units which vest 12 months following termination of Board service;

•	a $15,000 annual fee for serving on the Executive Committee;

•	a $5,000 annual fee for serving on each committee other than the Executive Committee;

•	a $10,000 supplemental fee for each Committee chair.
          In addition, Robert B. Bank, one of the Company’s non-employee directors, serves as the Board’s representative on the committee that oversees the Company’s Retirement Contribution Plan. For his service on this committee, Mr. Bank receives $1,000 for each meeting attended.
          Directors may defer all or any part of their cash compensation into additional restricted stock units.
PROPOSAL TWO
RATIFICATION OF THE APPOINTMENT
OF THE INDEPENDENT AUDITOR
          The Audit Committee is recommending ratification of its appointment of KPMG LLP, which served as our independent registered public accounting firm in 2004, to serve as our independent registered public accounting firm for 2005. If the shareholders do not ratify this appointment, another independent registered public accounting firm will be considered by the Audit Committee.
          In making its selection of KPMG, the Audit Committee considered whether the non-audit services provided by KPMG are compatible with maintaining KPMG’s independence.

FEES PAID TO KPMG

	2004	2003

Audit Fees(1)	$1,386,400	$642,000
Audit-Related Fees(2)	23,400	22,500
Tax Fees(3)	308,100	118,700
All Other Fees(4)	—	432,800

(1)	Audit Fees include fees associated with audit services, consultation on matters related to the consolidated financial statements, review of the tax provision, consents, reviews of the Company’s quarterly reports on Form 10-Q and reviews of the Company’s Securities and Exchange Act filings. Included in Audit Fees for 2004 are fees for services related to the certification of management’s assessment of, and the operating effectiveness of, the Company’s internal control over financial reporting.

(2)	Audit-Related Fees reflect benefit plan audits.

(3)	Tax Fees reflect all tax related services, excluding any costs included in Audit Fees, including consultation, return preparation, planning, advice and compliance.

(4)	All Other Fees includes costs in 2003 related to the acquisition of Elder-Beerman.
          The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all audit services and non-audit services performed by the Company’s independent registered public accounting firm. The fees shown in the chart above were pre-approved by the Audit Committee. The Audit Committee may delegate to one of its members the authority to grant such pre-approvals — any such approvals are presented to the full Audit Committee at its next scheduled meeting.
          A representative of KPMG is expected to be present at the meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions from shareholders.
THE BOARD OF DIRECTORS RECOMMENDS
VOTING “FOR” RATIFICATION OF THE APPOINTMENT
OF THE INDEPENDENT AUDITOR

EXECUTIVE COMPENSATION
Summary Compensation Table
          This table sets forth, for the last three years, certain information regarding the compensation paid or accrued for our Chief Executive Officer and for the named executives:

				Long-Term
				Compensation Awards

		Annual Compensation		Restricted	Securities
Name and				Stock	Underlying	All Other
Position	Year	Salary	Bonus	Awards(1)	Options(#)	Compensation(2)

Byron L. Bergren(3)	2004	$605,662	$247,143	$456,750	125,000	$1,838,760	(4)
President and Chief Executive	2003	148,741	878,750	—	—	1,413
Officer	2002	—	—	—	—	—
James H. Baireuther	2004	394,564	149,900	—	—	14,719
Vice Chairman, Chief	2003	402,300	210,000	—	—	13,927
Administrative Officer	2002	410,737	147,000	—	—	13,378
and Chief Financial Officer
Lynn C. Derry	2004	204,016	75,000	—	—	12,073
Senior Vice President —	2003	186,352	40,900	—	—	11,281
General Merchandise Manager	2002	174,714	33,000	—	—	10,217
John S. Farrell	2004	254,471	63,000	—	—	12,913
Senior Vice President — Stores	2003	261,288	60,000	—	—	12,121
	2002	239,595	61,000	—	—	10,835
Tim Grumbacher	2004	712,500	845,025	—	—	12,217
Chairman of the	2003	625,000	817,500	—	—	11,425
Board of Directors	2002	558,654	270,000	—	—	11,068
James M. Zamberlan(5)	2004	370,350	114,900	104,090	5,000	10,269
Executive Vice President — Stores	2003	99,000	131,400	—	—	931
	2002	—	—	—	—	—

(1)	The total number of restricted stock awards held by the named executives at the end of 2004 was 63,000 shares. The closing price of the common stock on January 29, 2005 was $15.45 per share, giving the named executives’ restricted stock holdings a value of $973,350 at year-end. Holders of restricted stock are entitled to the same dividend that the Company pays on common stock.

(2)	The amounts disclosed in this column for 2004 include life insurance premiums, or reimbursement for life insurance premiums, and Company contributions under the Company’s Retirement Contribution Plan in the amount of $13,580 for Mr. Bergren, $14,719 for Mr. Baireuther, $12,073 for Ms. Derry, $12,913 for Mr. Farrell, $12,217 for Mr. Grumbacher and $10,269 for Mr. Zamberlan.

(3)	Mr. Bergren became an executive officer of the Company in November 2003.

(4)	Includes $1,800,000 paid under the terms of Mr. Bergren’s former employment contract as noted below in the discussion of Employment Agreements, and $25,180 for relocation expenses paid to Mr. Bergren.

(5)	Mr. Zamberlan joined the Company in October 2003 upon the acquisition of Elder-Beerman and became an executive officer of the Company in November 2004.

Stock Option Grants
          The following table reflects the stock option grants to each of the named executives during 2004. We do not have any plan pursuant to which stock appreciation rights may be granted.
Option Grants in 2004

Individual Grants
Potential Realizable Value at
	Securities		% of Total			Assumed Annual Rate of Stock Price
	Underlying		Options Granted			Appreciation for Option Term(2)
	Options		to Employees in	Exercise	Expiration
	Granted		2004	Price(1)	Date	0%	5%	10%

Byron L. Bergren	125,000	(3)	65.79%	$13.05	8-23-14	—	$1,025,884	$2,599,792
James H. Baireuther	—		—	—	—	—	—	—
Lynn C. Derry	—		—	—	—	—	—	—
John S. Farrell	—		—	—	—	—	—	—
Tim Grumbacher	—		—	—	—	—	—	—
James M. Zamberlan	5,000	(4)	2.63%	14.87	11-28-14	—	46,758	118,495

(1)	The exercise price represents the closing price of the common stock on the Nasdaq National Market on the date of grant.

(2)	Illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming specified compounded rates of appreciation on the Common Stock over the term of the options. Assumed rates of appreciation are not necessarily indicative of future stock performance.

(3)	These options vest one-third on January 31, 2006, one-third on January 31, 2007 and one-third on January 31, 2008.

(4)	These options vest on January 28, 2006.
Stock Option Exercises and Holdings
          The following table shows stock option exercises during 2004 and the number and value of stock options (exercised and unexercised) at the end of 2004 for the named executives:
Option Values at January 29, 2005

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options
	Shares		January 29, 2005		at January 29, 2005(1)
	Acquired or	Value
	Exercised(#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Byron L. Bergren	—	—	—	125,000	—	$300,000
James H. Baireuther	120,000	$1,396,100	10,000	—	$12,000	—
Lynn C. Derry	—	—	2,000	10,000	10,275	125,100
John S. Farrell	—	—	3,000	—	5,100	—
Tim Grumbacher	—	—	44,550	—	391,073	—
James M. Zamberlan	—	—	—	5,000	—	2,900

(1)	In-the-money options are options having an exercise price below the year-end share price of $15.45. Value is calculated by multiplying the difference between the option exercise price and $15.45 by the number of shares underlying the option.

Employment Agreements
Tim Grumbacher
          The Human Resources and Compensation Committee (the “Committee”) and Tim Grumbacher agreed to an arrangement pursuant to which Mr. Grumbacher’s base salary for 2004 was fixed at $650,000. In addition, Mr. Grumbacher was eligible for an annual bonus of up to 150% of his base salary. The performance bonus paid to Mr. Grumbacher for 2004 was $350,025. Mr. Grumbacher also received the $495,000 balance of his $825,000 special bonus awarded in 2003, based upon achieving pre-determined savings in connection with the acquisition of Elder-Beerman.
          Effective as of February 1, 2005, Mr. Grumbacher and the Company entered into an Executive Transition Agreement. Pursuant to the agreement, which runs through the first day of the Company’s fiscal year commencing on or about February 1, 2010, Mr. Grumbacher will serve as the Company’s executive Chairman of the Board and a member of the Executive Committee of the Board for a three-year period. For the remaining term of the agreement, Mr. Grumbacher will serve as non-executive Chairman and in such other capacity as the Board and Mr. Grumbacher may agree.
          During the initial three-year period, Mr. Grumbacher will receive an annual base salary of $650,000 and will be eligible to earn an annual cash bonus in accordance with pre-determined criteria established by the Committee under the Company’s bonus plan for senior executives with target bonuses of 75%, 50% and 40% of base salary for 2005, 2006 and 2007, respectively. The maximum bonus payable for such years will be 150%, 100% and 80% of base salary, respectively.
          Under the agreement, Mr. Grumbacher was granted 365,205 restricted shares of the Company’s common stock pursuant to the terms of the Company’s Amended and Restated 2000 Stock Incentive Plan. The shares will vest at the end of the term of the agreement, subject to accelerated vesting upon a change in control (as defined in the agreement) of the Company, upon Mr. Grumbacher ceasing to serve the Company as a result of his death or disability (as defined in the agreement) or if, prior to the end of the term, Mr. Grumbacher and the Board mutually agree that he shall cease to serve as Chairman of the Board. Mr. Grumbacher will forfeit the restricted shares if, prior to the end of the term, he ceases to serve as Chairman of the Board and such cessation of service is not the result of a breach of the agreement by the Company. Mr. Grumbacher will not be entitled to any other long-term incentive awards. The Company will also provide Mr. Grumbacher and his wife with medical insurance for the duration of each of their lives. In addition, for the duration of his life, the Company will provide Mr. Grumbacher with secretarial support and office space and allow him to participate in the Company’s discount program that allows executives to make “at-cost” purchases from the Company.
          If during the initial three-year period, Mr. Grumbacher shall cease to serve as executive Chairman by reason of the occurrence of a change in control of the Company, then he shall be entitled to receive a lump sum cash payment, as soon as practicable following the cessation of such service (subject to delay if necessary to comply with Section 409A of the Internal Revenue Code), equal to the sum of (i) any accrued but unpaid compensation and reimbursement for any business expenses, (ii) the remainder of his base salary for the initial three-year period and (iii) the amount of any target bonus in respect of any fiscal year not commenced or completed prior to the change in control.
          In the event that any amounts payable under the agreement or any other plan or agreement would constitute “excess parachute payments” that exceed ten percent of Mr. Grumbacher’s “safe harbor” (as each term is defined in Section 280G of the Internal Revenue Code and the regulations promulgated thereunder), the Company will provide a gross-up payment to Mr. Grumbacher to compensate him fully for the imposition of excise taxes under Section 280G. If the amounts payable exceed the “safe harbor” limit, but not by more than ten percent, then the amounts payable to Mr. Grumbacher shall be reduced so that no payments are deemed to be “excess parachute payments.”
Byron L. Bergren
          Mr. Bergren was party to an employment agreement with the Company dated November 25, 2003 that terminated on April 15, 2004. Under this agreement, Mr. Bergren was entitled to a minimum annual base salary of $550,000 and was eligible to earn an annual cash bonus under the Company’s bonus plan for executive and management employees with target bonuses of 50% (and a maximum payout of 100%) of his annual base salary. As provided for in the agreement, Mr. Bergren received, upon termination of this agreement, a payment of $1,800,000 on April 15, 2004. Mr. Bergren was also eligible under this agreement to participate in the Company’s profit sharing plan, discount program, vacation plan, long-term disability plan and employee benefit programs generally made available to other employees of Elder-Beerman. The agreement also required the Company to pay the premium for $600,000 of supplemental term life insurance for Mr. Bergren.
          Mr. Bergren’s current employment agreement with the Company was entered into August 24, 2004. The term of this employment agreement continues to January 31, 2008, and thereafter from year to year unless terminated by Mr. Bergren or the Company. The current employment agreement initially provided for a minimum annual base salary of $700,000. This minimum base salary was increased to $750,000 effective May 1, 2005. The current employment agreement also provides for a bonus in accordance with pre-determined criteria established by the Committee up to a maximum bonus of 100% of base salary in 2004 and 150% in succeeding years. The bonus paid to Mr. Bergren for 2004 was $247,143, which consists of $222,143 calculated pursuant to his employment agreement and $25,000 representing an additional performance bonus. If Mr. Bergren is discharged without cause or resigns for good reason (each as defined in the employment agreement) he will continue to receive his base salary and other benefits for a period of one year, provided that if such discharge occurs after August 23, 2005, Mr. Bergren will continue to receive his base salary and other benefits for the greater of one year or the remaining term of the current employment agreement.
          Upon a change in control (as defined in the current employment agreement) of the Company, all options and shares of restricted stock held by Mr. Bergren will immediately vest and, upon termination of his employment under certain circumstances after a change in control, Mr. Bergren will be entitled to a payment equal to the lesser of (i) 2.99 times his base salary at the time of the change in control, and (ii) the maximum amount permitted by Section 280G of the Internal Revenue Code. As set forth in the agreement, Mr. Bergren was nominated to serve as a Director and was granted, effective August 24, 2004, 35,000 restricted shares of the Company’s common stock which vest on January 31, 2008 and options to purchase 125,000 shares of the Company’s common stock which vest in three equal installments on January 31, 2006, January 31, 2007 and January 31, 2008.
James H. Baireuther
          Mr. Baireuther’s employment agreement continues to January 31, 2006. It provides for a minimum annual base salary of $400,000 and a bonus in accordance with pre-determined criteria established by the Committee up to a maximum bonus of 80% of his base salary. The bonus paid to Mr. Baireuther for 2004 was $149,900, which consists of $114,900 calculated pursuant to his employment agreement and $35,000 representing achievement of specified objectives relating to the integration of Elder-Beerman and Bon-Ton. If Mr. Baireuther is discharged without cause or resigns for good reason (each as defined in the employment agreement), he will continue to receive his base salary and other benefits for the greater of one year or the remaining term of the employment agreement.

James M. Zamberlan
          By agreement dated November 29, 2004, the Company assumed the terms and provisions of Mr. Zamberlan’s employment agreement with The Elder-Beerman Stores Corp., and agreed to certain modifications thereto. This employment agreement, as amended, continues to January 28, 2006, and thereafter from year to year unless terminated by the Company or Mr. Zamberlan. It provides for a minimum annual base salary of $400,000 and a bonus in accordance with pre-determined criteria established by the Committee up to a maximum bonus of 80% of his base salary. The bonus paid to Mr. Zamberlan for 2004 was $114,900. If Mr. Zamberlan terminates his employment on or prior to January 28, 2006, he shall be entitled to a lump sum severance payment of $1,039,367. If, after October 24, 2005, his employment is terminated by the Company without cause (as defined in his employment agreement), or if Mr. Zamberlan shall terminate his employment agreement for any reason, he shall be entitled to a termination payment of $1,039,367.
Supplemental Retirement Benefits
          The Company has established a nonqualified, unfunded retirement plan for certain key executives. Under the terms of this plan, each participant is entitled to an annual retirement benefit if he remains employed by the Company for a stated period.
          Under this plan, James H. Baireuther is entitled to an annual retirement benefit of $50,000, and John S. Farrell will be entitled to an annual retirement benefit of $10,000 if he remains continuously employed by the Company until he is sixty years of age.
Executive Severance
          We have entered into severance agreements with certain of our executive officers other than Messrs. Bergren, Baireuther, Grumbacher and Zamberlan, which generally provide for payment of one year’s base salary if the executive officer is terminated without cause (as defined in such agreements).
Equity Compensation Plan Information
          At January 29, 2005, the Amended and Restated 1991 Stock Option and Restricted Stock Plan, The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive Plan, the Company’s Phantom Equity Replacement Plan and the Management Incentive Plan were in effect. Each of these plans has been approved by the shareholders. There were no other equity compensation plans in effect. The following information concerning these plans is as of January 29, 2005:

	Number of shares of		Number of shares of common
	common stock to be		stock remaining available for
	issued upon exercise of	Weighted-average	future issuance (excluding
	outstanding options,	exercise price of	securities reflected
Plan Category	warrants and rights	outstanding options	in the first column)

Equity compensation plans approved by security holders —
Stock Options	594,355	$8.63	(1)
Restricted Stock	105,835	N/A	(1)
Restricted Stock Units	26,817	N/A	(1)

Total	727,007	N/A	1,472,911
Equity compensation plans not approved by security holders	Not applicable	Not applicable	Not applicable

(1)	These plans do not allocate available shares among stock options, restricted stock or restricted stock units.

STOCK PERFORMANCE GRAPH
          The following graph compares the yearly percentage change in the cumulative total shareholder return on common stock from January 29, 2000 through January 29, 2005, the cumulative total return on the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) and the Nasdaq Retail Trade Stocks Index during such period. The comparison assumes $100 was invested on January 29, 2000 in the Company’s common stock and in each of the foregoing indices and assumes the reinvestment of any dividends.

		NASDAQ
DATE	NASDAQ	RETAIL	BON-TON

1/29/00	100.00	100.00	100.00
2/3/01	69.65	74.99	86.21
2/2/02	50.38	90.02	68.97
2/1/03	35.19	73.36	114.21
1/31/04	54.71	107.56	343.17
1/29/05	54.12	128.83	432.83
REPORT ON EXECUTIVE COMPENSATION
          The Human Resources and Compensation Committee (the “Committee”), which is composed entirely of independent directors, approves all general policies affecting the compensation of Bon-Ton’s executive officers. The Committee determined, within limits established by applicable employment agreements, the compensation of Tim Grumbacher, Chairman of the Board and Chief Executive Officer (through August 24, 2004), Byron L. Bergren, President and Chief Executive Officer (as of August 24, 2004), James H. Baireuther, Vice Chairman, Chief Administrative Officer and Chief Financial Officer, and James M. Zamberlan, Executive Vice President — Stores. The Committee reviewed and approved the recommendations of Mr. Bergren pertaining to his direct reports who do not have employment agreements. As described in more detail below, the Commit-

tee also recommended to the Board the compensation package to be provided to Tim Grumbacher in connection with his transition to executive Chairman.
          The basic forms of executive compensation are annual compensation, in the form of salary and bonus, and long-term incentives, currently consisting of stock options, restricted stock and supplemental retirement benefits. The Committee seeks to achieve a mix of these to be competitive in the marketplace and to attract, retain and motivate the Company’s executives. In doing so, the Committee considers various aspects of the Company’s operating results as well as its financial condition, and considers each executive’s role in such achievement.
Annual Compensation — Salary and Bonus
          Annual compensation is comprised of a base salary and a cash bonus based on the achievement of pre-determined goals and objectives. The base salaries of Byron L. Bergren, James H. Baireuther and James M. Zamberlan for 2004 were established pursuant to employment agreements approved by the Committee. The base salaries for these executives were based on a variety of factors, including the general level of executive compensation in the industry, the general level of executive compensation at Bon-Ton and an evaluation of each executive’s capacity to affect the Company’s performance. Annually, the CEO recommends, if appropriate, salary increases for his direct reports. These recommendations are based upon the performance of the executive and the executive’s compensation within the industry, and are for retention purposes. The performance appraisals and the CEO’s salary recommendations are reviewed and approved by the Committee.
          The Committee believes it appropriate that a portion of the potential annual compensation for these senior executives be in the form of an annual bonus which is dependent upon Bon-Ton’s performance. The bonus for 2004 earned by each of the named executives is indicated in the Summary Compensation Table and was determined based upon the achievement of predetermined performance targets for the Company.
          For 2004, the Company’s bonus program established “minimum”, “target”, and “maximum” payout potential for each executive based on performance criteria, attainment of pre-determined performance goals, and the overall evaluation of each executive.
          Mr. Grumbacher’s “minimum” payout level was set at 37.5% of his base salary, his “target” payout level was set at 75% of his base salary, and his “maximum” payout level was set at 150% of his base salary. Mr. Bergren’s “minimum” payout level was set at 25% of his base salary, his “target” payout level at 50% of his base salary, and his “maximum” payout level at 100% of his base salary. Mr. Baireuther’s and Mr. Zamberlan’s “minimum” payout level was set at 20% of base salary, “target” payout level was set at 40% of base salary, and “maximum” payout level was set at 80% of base salary. For all other officers and executives, the “minimum” payout level was set within the range of 3.75% to 15% of base salary, the “target” level payout was set within the range of 7.5% to 30% of base salary, and the “maximum” payout level was set within the range of 15% to 60% of base salary. If performance falls below the pre-determined goals established for the “minimum” payout, no bonus is paid. Bonus plan payouts for 2004 were paid based on performance to the pre-determined goals.
          A cash bonus award or option grant to a named executive may, in addition, be made at the discretion of the Committee for extraordinary achievement by the named executive.
          The Committee utilizes comparative data developed by independent external compensation specialists to assure the competitiveness of compensation for the named executives.
Long-Term Incentives — Stock Options and Restricted Share Awards
          The Committee administers The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive Plan (the “Plan”), which provides for the grant of stock options and restricted share awards. These options and awards are intended to help align the executive officers’ interests with those of shareholders by increasing such officers’ stake in Bon-Ton. These option grants and share awards are made periodically based on individual executive performance and retention needs.
          Stock options and restricted share awards generally vest over a number of years. Any vested options are usually forfeited 90 days after termination of the recipient’s employment, and any unvested restricted share awards and unvested options are usually forfeited upon termination of employment. Such options and share awards, therefore, are also intended to encourage recipients to remain in the employ of Bon-Ton over a substantial period of time.
          During 2004, there were grants of options with respect to 190,000 shares and awards of 108,817 restricted shares made under the Plan. The option grants made to named executives are reflected in the table of Option Grants in 2004. A 35,000 restricted share award was made to Mr. Bergren and a 7,000 restricted share award was made to Mr. Zamberlan. These equity awards were granted as part of the named executives new employment agreements.
Compensation of the Chief Executive Officers

Compensation of Tim Grumbacher as Chief Executive Officer in 2004
          On August 25, 2004, the Company announced the appointment of Byron L. Bergren to the position of President and Chief Executive Officer to replace Tim Grumbacher, who had announced in December 2003 his intention to step back from this position. Prior to the appointment of Mr. Bergren, Mr. Grumbacher continued to serve as Chief Executive Officer. The Committee set the annual base salary at $650,000 for Mr. Grumbacher in 2004, based on a variety of factors, including the general level of executive compensation in the industry, the general level of executive compensation at Bon-Ton and an evaluation of the importance of Mr. Grumbacher’s services to Bon-Ton. Mr. Grumbacher received a bonus of $350,025 based upon the Company’s performance in 2004 as measured against a pre-determined net income goal approved by the Committee. Mr. Grumbacher also received the $495,000 balance of his $825,000 special bonus awarded in 2003 attributable to his leadership role in effecting the accretive acquisition of The Elder-Beerman Stores Corp. This special bonus was payable in two tranches, the first, in the amount of $330,000, was paid in 2003, and the second, in the amount of $495,000, was paid based upon the Company achieving certain specified integration synergies during 2004. Mr. Grumbacher did not receive any stock options or restricted share awards in 2004, but as noted below in the discussion of his Executive Transition Agreement, Mr. Grumbacher received a restricted stock grant in March 2005.

Compensation of Byron L. Bergren as Chief Executive Officer in 2004
          The Committee set the annual base salary for Mr. Bergren at $700,000 pursuant to the terms of his employment agreement. This was based on a variety of factors, including the general level of executive compensation in the industry, the general level of executive compensation at Bon-Ton and an evaluation of the importance of Mr. Bergren’s services to Bon-Ton. Mr. Bergren received a bonus of $247,143 based upon the Company’s performance in 2004 as measured against a pre-determined net income goal approved by the Committee, and this is included in the Summary Compensation Table. Mr. Bergren also received options to purchase 125,000 shares of the Company’s common stock at a purchase price of $13.05 per share, the closing price on the date of the option grant. These options will vest in equal installments on January 31, 2006, January 31, 2007 and January 31, 2008. He also received an award of 35,000 shares of restricted stock which will vest on January 31, 2008, provided Mr. Bergren is continuously employed by the Company through that date.

Executive Transition Agreement
          In connection with Mr. Grumbacher’s transition to his new role as executive Chairman of the Board and as Chair of the Executive Committee of the Board, the Committee developed,

negotiated and ultimately recommended to the full Board a transition package that would appropriately recognize Mr. Grumbacher’s extraordinary contribution and leadership to the Company over the past forty years, and encourage his continued focus on strategic issues that will create additional shareholder value. The full Board, with Mr. Grumbacher not participating, approved the Committee’s recommendation in February 2005.
          The Committee retained the assistance of an independent external compensation specialist and outside legal counsel to provide advice regarding the design and implementation of an executive transitional package.
          Pursuant to the Executive Transition Agreement, which became effective as of February 1, 2005, Mr. Grumbacher will serve as the Company’s executive Chairman of the Board and as a member of the Executive Committee of the Board for a three-year period. For the remainder of the five-year agreement, Mr. Grumbacher will serve as non-executive Chairman or in such other capacity as the Board and Mr. Grumbacher may agree. During the initial three-year period, Mr. Grumbacher will receive an annual base salary of $650,000 (equal to his annual salary as Chief Executive Officer) and remain eligible to earn an annual cash bonus under the Company’s bonus plan for senior executives. The Committee established a target bonus of 75% of his annual base salary in 2005 in anticipation of the active role Mr. Grumbacher will play in the successful completion of the integration associated with the Elder-Beerman transaction. The annual cash bonus targets in 2006 and 2007 are set at 50% and 40% of annual base salary, respectively, reflecting an anticipated reduction in his overall day-to-day activities during those years.
          Under the Executive Transition Agreement, Mr. Grumbacher was granted 365,205 restricted shares pursuant to the Plan. This restricted share grant was designed, in part, as a means to encourage his continued involvement on strategic issues and, in part, as a replacement for a supplemental retirement benefit. The Committee determined that a grant of restricted shares rather than a cash payment (or a comparable cash severance payment) would better align Mr. Grumbacher’s interests with those of other shareholders and would be more advantageous to Bon-Ton from a financial standpoint. The shares will vest at the end of the term of the Executive Transition Agreement in February 2010, subject to accelerated vesting under certain circumstances, including a change in control of Bon-Ton or Mr. Grumbacher’s ceasing to serve as executive Chairman as a result of his death, disability or by mutual agreement with the Board. In the Committee’s view, the five-year cliff vesting schedule enhances the retentive value of this incentive award. Mr. Grumbacher will not be entitled to receive any additional long-term incentive awards.
Independent Committee Members
          No member of the Committee was a former or current officer or employee of the Company or any affiliate of the Company or received compensation from the Company in any capacity other than as a director of the Company or as a member of a Board committee. Each member of the Committee is “independent” pursuant to the listing standards of the Nasdaq Stock Market.
Qualifying Executive Compensation for Deductibility Under Provisions of the Internal Revenue Code
          Section 162(m) of the Internal Revenue Code provides that a publicly-held corporation may not generally deduct compensation for its chief executive officer and certain other executive officers to the extent that compensation for the executive exceeds $1,000,000 unless such compensation is “performance based” as defined in the Code. The Committee recommended compensation amounts and plans which meet the requirements for deductibility, and the Committee expects that Section 162(m) will not materially limit the deductibility of any compensation expense in 2004. The Committee does, however, reserve the right to award non-deductible compensation when it believes it to be in the best interests of the Company.

Members of the Human Resources and Compensation Committee:
Shirley A. Dawe, Chair
Robert B. Bank
Philip M. Browne (appointed March 2004)
REPORT OF THE AUDIT COMMITTEE
          The role of the Audit Committee is to assist the Board of Directors in its general oversight of (i) the integrity of the Company’s consolidated financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s independent registered public accounting firm, (iv) the performance of the independent registered public accounting firm, and (v) the Company’s management of credit, liquidity and other financial and operational risks; and to prepare this report. Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, accounting and financial reporting principles, and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. KPMG LLP, the Company’s independent registered public accounting firm, is responsible for expressing its opinions on conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition, KPMG has expressed its own opinion on the effectiveness of the Company’s internal control over financial reporting. The independent registered public accounting firm has free access to the Audit Committee to discuss any matter it deems appropriate.
          The Audit Committee, which is comprised of three independent directors, serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm and the experience of the Committee’s members in business, financial and accounting matters. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, and rely, without independent verification, on the information provided to them and on the representations made to them by management and the independent registered public accounting firm.
          Among other matters, the Audit Committee monitors the activities and performance of the Company’s independent registered public accounting firm, including the audit scope, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee also reviews the results of the external audit work with regard to the adequacy and appropriateness of the Company’s financial, accounting and internal controls. Management’s and the independent registered public accounting firm’s presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent registered public accounting firm.
          The Committee has reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of the Company’s internal control over financial reporting. Management represented to the Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

          The Company’s independent registered public accounting firm also provided the Committee with the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Committee discussed with the independent registered public accounting firm its independence.
          Following the Committee’s discussions with management and the independent registered public accounting firm, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended January 29, 2005.
Members of the Audit Committee:
Philip M. Browne, Chair
Robert B. Bank
Robert E. Salerno
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Executive officers, directors and persons who own more than 10% of the Company’s common stock are required to file reports of their holdings and transactions in Company stock with the Securities and Exchange Commission. Based on our records and on written representations from those who are subject to these requirements, we believe that all 2004 filing requirements were timely made.
RELATED PARTY TRANSACTIONS
          The Company leases its Oil City, Pennsylvania store from Nancy T. Grumbacher, Trustee of the 2002 Indenture of Trust of M. Thomas Grumbacher, pursuant to a lease entered into on January 1, 1981. The rental payments during 2004 under this lease were $223,500. The Oil City lease terminates on July 31, 2011, and the Company has four five-year renewal options. Ms. Grumbacher is the wife of Tim Grumbacher, our Chairman of the Board.
          During 2004, the Company purchased approximately $1.3 million of merchandise from OshKosh B’Gosh, Inc., and approximately $1.3 million of merchandise from The Pfaltzgraff Co. Shirley A. Dawe, a director of the Company, is also a director of OshKosh B’Gosh, Inc., and Marsha M. Everton, a director of the Company, is President and CEO of The Pfaltzgraff Co. The transactions noted above were on substantially the same terms as comparable transactions with other vendors of merchandise to the Company.
          Michael L. Gleim, a non-employee director, rendered consulting services to Bon-Ton during 2004 for which he was paid $173,388. In addition, Mr. Gleim received a $50,000 supplemental retirement benefit during 2004 from the Company pursuant to the terms of an employment agreement with Mr. Gleim with respect to his employment as Vice Chairman of the Company from 1995 to 2002.
SHAREHOLDER PROPOSALS
          Shareholder proposals for the 2006 Annual Meeting of Shareholders must be received by the Company by January 13, 2006 in order to be considered at the meeting and included in the Company’s proxy statement and form of proxy relating to that meeting.
          If notice of any proposal with respect to a matter to be addressed at the 2006 Annual Meeting of Shareholders is received by the Company after March 29, 2006, the proposals with respect to such matter shall be deemed “untimely” for purposes of Rule 14a-4(c) under the Securities Exchange Act and, therefore, the Company will have the right to exercise discretionary voting authority with respect to such proposal.

ANNUAL MEETING OF SHAREHOLDERS OF

THE BON-TON STORES, INC.

June 14, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	Election of Directors:

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

NOMINEES:
¡   Robert B. Bank
¡   Byron L. Bergren
¡   Philip M. Browne
¡   Shirley A. Dawe
¡   Marsha M. Everton
¡   Michael L. Gleim
¡   Tim Grumbacher
¡   Robert E. Salerno
¡   Thomas W. Wolf

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of appointment of KPMG LLP as the Company’s independent auditor.	☐	☐	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THE BON-TON STORES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of THE BON-TON-STORES, INC. (the “Company”) hereby appoints Byron L. Bergren and James H. Baireuther, or either of them, with full power of substitution, to act as attorneys and proxies for the undersigned and to vote all shares of stock of the Company which the undersigned is entitled to vote if personally present at the Annual Meeting of Shareholders of the Company, to be held at Bon-Ton’s corporate office, 2801 E. Market Street, York, PA 17402 on June 14, 2005, at 9:00 a.m., provided that said proxies are authorized and directed to vote as indicated with respect to matters set forth on the opposite side of this proxy.

UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINATED DIRECTORS, AND “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITOR. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting.

(To be signed on reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

THE BON-TON STORES, INC.

June 14, 2005

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -
TELEPHONE — Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	Election of Directors:

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

NOMINEES:
¡   Robert B. Bank
¡   Byron L. Bergren
¡   Philip M. Browne
¡   Shirley A. Dawe
¡   Marsha M. Everton
¡   Michael L. Gleim
¡   Tim Grumbacher
¡   Robert E. Salerno
¡   Thomas W. Wolf

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of appointment of KPMG LLP as the Company’s independent auditor.	☐	☐	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.